Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 28th day of November, 2014 by and between LIFETIME BRANDS, INC., a Delaware corporation with an address at 1000 Stewart Avenue, Garden City, NY 11530 (the “Company”), and DANIEL SIEGEL, an individual residing at the address set forth in Section 12 (the “Executive”).

Now therefore, in consideration of the covenants made by each party to the other herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1. Employment; Effective Date; Termination of Prior Agreements.

(a) Employment. Beginning on the Effective Date (as hereinafter defined), the Company hereby employs the Executive, and the Executive hereby accepts employment from the Company, for a term of service determined in accordance with this Agreement.

(b) Effective Date; Termination of Prior Agreements. This Agreement shall be effective as of August 1, 2014 (the “Effective Date”) and supersedes all other agreements and /or arrangements relating to the subject matter of this Agreement which shall be deemed to have terminated as of the Effective Date.

(c) Employment Term. The Executive’s term of employment under this Agreement shall commence on the Effective Date, and shall continue until December 31, 2017 (the “Initial Term”) and shall automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless the Company gives written notice to the Executive at least 90 days prior to the end of the Initial Term or any Renewal Term (when used together, the “Employment Term”) that it does not wish to renew the Executive’s employment , or unless sooner terminated as provided in Section 5.

Section 2. Duties; Location of Services.

(a) Duties. During the Employment Term, the Executive shall be the President of the Company. In such capacity, the Executive shall serve as an advisor to the Chief Executive Officer (the “CEO”) and the Chief Operating Officer (the “COO”) of the Company and shall report directly to both the CEO and the COO and shall perform the duties set forth in Exhibit A. The Executive shall also perform such other duties on behalf of the Company and its direct and indirect subsidiaries (the “Subsidiaries”) as are consistent with his position and as may be assigned to him by the Board of Directors of the Company (the “Board”) or the CEO or the COO. The Executive hereby agrees to devote his full business time, energies and attention, and to use his best efforts, skills and abilities to faithfully perform his duties hereunder and to forward the business and affairs of the Company, and to promote the Company’s interests.

(b) No Other Employment. During the Employment Term, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Company’s prior written approval, which approval shall not unreasonably be withheld, Executive may accept election to the board of directors of not more than one (1) other company provided that such activities do not otherwise conflict with his duties and obligations to the Company. No such approval will be required if the Executive wishes to perform services without direct compensation therefor in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the purposes of this Agreement.

(c) Location of Services. The Executive’s principal office location shall be at the Company’s office in Garden City, New York; provided, however, the Executive recognizes that frequent travel, both within and outside the United States of America, shall be required in connection with his responsibilities under this Agreement. In addition, at the Company’s request, the Executive may be required to attend meetings with the Board, the CEO, the COO and other employees of the Company, and to keep such persons fully informed of the Executive’s activities.

Section 3. Compensation.

(a) Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive, commencing as of the Effective Date, a base salary (the “Base Salary”) at the rate of Four Hundred Seventy Five Thousand Dollars ($475,000) per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees.

(b) Bonuses for Year Ending December 31, 2014. For the year ending December 31, 2014, the Executive shall receive an Adjusted IBIT Performance Bonus and an Individual Goal Bonus (each a “Section 3(b) Bonus”) determined as follows:

(i) 2014 Adjusted IBIT Performance Bonus. The CEO and the COO prepared an Adjusted IBIT Performance Bonus Table for such year (the “First Adjusted IBIT Performance Bonus Table”), a copy which the CEO and the COO have delivered to the Executive, under which (A) the Adjusted IBIT that would have to be achieved by the Company for the Executive to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company and the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year is 46.875% of the base salary ($450,000) that prior to the execution of this Agreement was being paid to the Executive for such year, (B) the threshold Adjusted IBIT for such year is 50% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the First Adjusted IBIT Performance Bonus Table for such year, (C) the maximum Adjusted IBIT for such year would be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 200% of the target bonus for such year, consistent with the First Adjusted IBIT Performance Table for such year and (D) the Executive shall be entitled to receive the sliding scale percentages of the target bonus set forth in the First Adjusted IBIT Performance Table based upon Adjusted IBIT being more than the threshold Adjusted

IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT; provided, however, notwithstanding anything to the contrary contained in this Agreement, the Adjusted IBIT Performance Bonus for such year would be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event would the Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

Thereafter, the CEO and the COO prepared a second Adjusted IBIT Performance Bonus Table for such year (the “Second Adjusted IBIT Performance Bonus Table”), a copy of which the CEO and the COO have delivered to the Executive, under which (A) the Adjusted IBIT that would have to be achieved by the Company for the Executive to obtain 100% of the target bonus based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company is set forth and the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year is 75% of the Base Salary ($475,000) that after the execution of this Agreement and commencing as of the Effective Date will be paid to the Executive for such year, (B) the threshold Adjusted IBIT for such year is 50% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the Second Adjusted IBIT Performance Bonus Table for such year, (C) the maximum Adjusted IBIT for such year would be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 150% of the target bonus for such year, consistent with the Second Adjusted IBIT Performance Table for such year and (D) the Executive shall be entitled to receive the sliding scale percentages of the target bonus set forth in the Second Adjusted IBIT Performance Table based upon Adjusted IBIT being more than the threshold Adjusted IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT; provided, however, notwithstanding anything to the contrary contained in this Agreement, the Adjusted IBIT Performance Bonus for such year would be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event would the Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

For the year ending December 31, 2014, the Executive shall be entitled to receive an Adjusted IBIT Performance Bonus equal to the sum of the following amounts:

(A) Seven-twelfths (7/12) of that amount equal to the Adjusted IBIT Performance Bonus that the Executive would be to entitled to receive if such bonus is calculated based solely on the First Adjusted IBIT Performance Bonus Table, plus

(B) Five-twelfths (5/12) of that amount equal to the Adjusted IBIT Performance Bonus that the Executive would be entitled to receive if such bonus is calculated based solely on the Second Adjusted IBIT Performance Bonus Table.

The Company shall pay in the immediate following year to the Executive the Adjusted IBIT Performance Bonus earned by the Executive for the year 2014 within ten days of the Company filing its Annual Report on Form 10-K for the year ending December 31, 2014 with the Securities and Exchange Commission (or sooner to the extent necessary to satisfy any requirements of 409A, as defined in Section 13); provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Company to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Company shall pay, (A) if the Company can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (B) if the Company cannot determine such amount by the IRS Payment Date, 90% of the Company’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Company can determine such amount. If, however, 90% of the Company’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Company as soon as the Company shall notify the Executive of the amount of such excess.

The bonus payable by the Company to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Company’s 2000 Incentive Bonus Compensation Plan (the “Plan”); provided, however, if the Company shall determine that such bonuses would not qualify under the terms of the Plan., the Company shall use its best efforts to amend the Plan so that such bonus would qualify under the terms of the Plan; provided further, however, if the Company is unable to so amend the Plan, the Company shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonus had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted IBIT”, as it applies to the year ending December 31, 2014, means that amount for such year equal to the Company’s Income Before Income Taxes, as determined by the Company’s independent auditors, using generally accepted accounting principles, and reported in the Company’s Consolidated Statements of Operations in its Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission, subject to such adjustments as are set forth in the applicable Adjusted IBIT Performance Bonus Table for such year (which adjustments, if not set forth therein, shall be the same as those applied to the bonus arrangements with the other senior executive officers of the Company).

If the Executive’s employment is terminated prior to December 1, 2014 (A) by the Company for any reason other than Cause (as defined in Section 5(c)), (B) by the Executive for Good Reason (as defined in Section 5 (f)), (C) by the Company or the Executive due to the Executive’s Total Disability (as defined in Section 5 (b)), or (D) by reason of the Executive’s death, the Adjusted IBIT Performance Bonus payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to the amount of the Adjusted IBIT Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year, but calculated substituting for the fraction five-twelfths (5/12) contained in the third paragraph of this clause (i) a fraction the numerator of which is the number of months elapsed during the period commencing with the Effective Date up to and including the month of termination of the Executive’s employment and the denominator of which is 12.

(ii) Individual Goal Bonus For Year Ending December 31, 2014. For the year ending December 31, 2014, the Executive shall be entitled to receive an Annual Individual Goal Bonus equal to the sum of the following amounts:

(A) Seven-twelfths (7/12) of that amount equal to 31.25% of his base salary ($450,000) that prior to the execution of this Agreement was being paid to the Executive for such year,

plus

(B) Five-twelfths (5/12) of that amount equal to 37.5% of the Base Salary ($475,000) that is payable to the Executive for the last five months of such year,

based on meeting individual measurable objectives set by the CEO and COO in consultation with the Executive, as determined by the CEO and the COO in their sole discretion; provided, however, if, in the sole discretion of the CEO and the COO, (y) the Executive meets at least 50 % of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to not less than 15.625% of his base salary (in regard to clause (A) above) and 18.75% of his Base Salary (in regard to clause (B) above), for such year, and (z) the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

(c) Bonuses For Years Ending December 31, 2015 and Thereafter. For each year during the Employment Term commencing with the year ending December 31, 2015, the Executive shall receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus (each a “Section 3(c) Bonus”) determined as follows:

(i) Annual Adjusted IBIT Performance Bonuses For Years Ending December 31, 2015 and Thereafter. The CEO and the COO will prepare and deliver to the Executive within 90 days following the beginning of each year an Adjusted IBIT Performance Bonus Table for such year during the Employment Term commencing with the year ending December 31, 2015 which shall be similar to the Second Adjusted IBIT Performance Table referred to in clause (i) of Section 3(b) prepared by the CEO and COO under which (A) the Adjusted IBIT to be achieved by the Company for the Executive to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company and (B) the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year will be 75% of the Base Salary payable to the Executive for such year. Similarly, the threshold Adjusted IBIT for such year will be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year will be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 150% of the target bonus for such year, consistent with the Adjusted IBIT Performance Table for such year. Similarly, the Executive shall be entitled to receive the sliding scale percentages of the target bonus set forth in the Adjusted IBIT Performance Table based upon Adjusted IBIT being more than the threshold Adjusted IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT; provided, however, notwithstanding anything to the contrary contained in this Agreement, the Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for any such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

The Company shall pay in each of the immediate following years to the Executive the Adjusted IBIT Performance Bonus earned by the Executive for such preceding year within ten days of the Company filing its Annual Report on Form 10-K for such preceding year with the Securities and Exchange Commission (or sooner to the extent necessary to satisfy any requirements of 409A); provided, however, if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Company to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Company shall pay, (A) if the Company can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (B) if the Company cannot determine such amount by the IRS Payment Date, 90% of the Company’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Company can determine such amount. If, however, 90% of the Company’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Company as soon as the Company shall notify the Executive of the amount of such excess.

The bonuses payable by the Company to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Company’s 2000 Incentive Bonus Compensation Plan (the “Plan”); provided, however, if the Company shall determine that such bonuses would not qualify under the terms of the Plan., the Company shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Company is unable to so amend the Plan, the Company shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Company’s Income Before Income Taxes, as determined by the Company’s independent auditors, using generally accepted accounting principles, and reported in the Company’s Consolidated Statements of Operations in its Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year (which adjustments, if not set forth therein, shall be the same as those applied to the bonus arrangements with the other senior executive officers of the Company).

If the Executive’s employment is terminated prior to December 1 of any year (A) by the Company for any reason other than Cause, (B) by the Executive for Good Reason, (C) by the Company or the Executive due to the Executive’s Total Disability, or (D) by reason of the Executive’s death, any Annual Adjusted IBIT Performance Bonus payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted IBIT Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of months elapsed during the year up to and including the month of termination of the Executive’s employment and the denominator of which is 12.

(ii) Annual Individual Goal Bonuses For Years Ending December 31, 2015 and Thereafter. For each year during this Agreement commencing with the year ending December 31, 2015, the Executive shall be entitled to receive an Annual Individual Goal Bonus equal to 37.5% of his Base Salary for such year based on meeting individual measurable objectives set by the CEO and the COO in consultation with the Executive, as determined by the CEO and the COO in their sole discretion; provided, however, if, in the sole discretion of the CEO and the COO, (y) the Executive meets at least 50 % of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to not less than 18.75% of his Base Salary for such year and (z) the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

(d) Other Bonus Plans. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee.

(e) Restricted Stock Grant. On the date of the execution of this Agreement, or as soon thereafter as is administratively practical, the Company shall grant the Executive 5,000 restricted shares of the Company’s Common Stock pursuant to the Company’s 2000 Long-Term Incentive Plan, as it may be amended from time to time. The restrictions on one third of the restricted shares shall terminate on each of August 1, 2015, 2016 and 2017. The restrictions on such restricted shares shall be subject to earlier termination as provided elsewhere in this Agreement.

(f) Stock Options and Restricted Stock. In the event that (i) the Company gives written notice to the Executive prior to the expiration of the Employment Term of the Company’s decision not to extend the Executive’s employment hereunder or the Company does not offer employment to the Executive beyond the Initial Term or any Renewal Term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement; (ii) the Executive’s employment is terminated by the Company without Cause; (iii) the Executive gives written notice to the Company prior to the expiration of the Employment Term of the Executive’s decision to terminate his employment with the Company for Good Reason; or (iv) there is a Change of Control (as defined in Section 5(g)) and the Executive’s employment with the Company is terminated as provided for in Section 5(g), all of the Executive’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to the Executive on which any restrictions shall not have terminated shall immediately terminate. In the event that the Executive is terminated by the Company for Cause, then that portion of the then-outstanding stock options granted by the Company to the Executive that has not already vested shall be terminated and that portion of the then-outstanding shares of restricted stock granted by the Company to the Executive on which all restrictions have not already terminated shall be forfeited and cancelled.

(g) Automobile Allowance. During the Employment Term, the Company shall pay the Executive an automobile allowance in the amount of $1,500 per month. This automobile allowance is intended to cover all expenses associated with the Executive’s use of an automobile for Company business, so that no other expenses relating to such automobile use will be reimbursed, except gas and tolls incurred in using such automobile for Company business.

Section 4. Benefits. In addition to the compensation provided for in Section 3, the Executive shall be entitled to the following additional benefits:

(a) Insurance Coverage. The Executive will be eligible for Company-sponsored medical and dental insurance plan and other benefit plans and programs, in each case to the extent available to other senior executives of a similar level, position and tenure of the Company and, in each case, to the extent that the Executive is eligible under the general provisions thereof.

(b) Vacation. During each year of the Employment Term, the Executive shall be eligible for thirty (30) days paid vacation, in accordance with the policies periodically established by the Board for similarly situated senior executives of the Company.

(c) Reimbursement of Expenses. Upon submission of proper vouchers, which shall be subject to review by the CEO or the COO, the Company will pay or reimburse the Executive for all transportation, hotel, living and entertainment expenses incurred by the Executive on business trips taken with the approval of the CEO or the COO outside the metropolitan New York area and for all other business and entertainment expenses reasonably incurred by him in connection with all pre-approved activities relating to the business of the Company and its subsidiaries during the Employment Term, all in accordance with Company policies then in effect.

(d) Other Benefits. During the Employment Term, the Executive shall participate in any pension, profit-sharing, bonus, stock award, stock option or similar plan or program of the Company then existing in which other senior executives of the Company are entitled to participate, to the extent that he is eligible under the general provisions thereof, and the participation shall be to a degree consistent with that offered to other senior executives of a similar level, position and tenure.

(e) Directors and Officers Insurance. The Executive shall be added to the Company’s existing directors and officers insurance policies and the Executive shall be covered under such policies, as in effect from time to time.

Section 5. Termination. The Employment Term shall be terminated and, except as expressly provided herein, all payments and benefits hereunder shall terminate if the Employment Term is terminated as follows:

(a)	Death. The Employment Term shall terminate upon the death of the Executive.

(b) Total Disability. The Employment Term shall automatically terminate as a result of the Executive’s Total Disability. For purposes of this Agreement, “Total Disability” means the failure of the Executive, after reasonable accommodation, to perform his duties for an aggregate period of 120 consecutive days during any twelve (12) month period by reason of the Executive’s physical or mental disability. The Company’s obligation to pay the Base Salary to the Executive during such 120 consecutive day period shall be conditioned upon the Executive complying with all requirements under the Company’s short-term and long-term disability insurance policies, as determined in the sole discretion of the short-term and long-term disability insurance providers. Notwithstanding the foregoing, in the event that the short-term and/or long term insurance providers pay to the Executive any amounts required to be paid by such insurance providers under the Company’s short-term and/or long-term disability insurance policies, as applicable, for the 120 consecutive day period prior to the termination of the Employment Term pursuant to this Section 5(b), then during such 120 consecutive day period, the Company shall pay to the Executive only the amount that is the difference between (1) the Executive’s Base Salary and (2) the disability benefits paid to the Executive by the short-term and long term insurance providers. Any dispute as to whether or not the Executive is Totally Disabled within the meaning of this paragraph (b) shall be resolved by a physician or other health care professional selected in good faith by the Executive, and approved by the Company’s Board of Directors, which approval shall not be unreasonably withheld, and the determination of such physician or other health care professional shall be final and binding upon both the Executive and the Company.

(c) By the Executive Voluntarily. The Executive may terminate the Employment Term at any time effective upon at least thirty (30) days’ prior written notice to the Company.

(d) By the Company for Cause. The Company may discharge the Executive for Cause at any time and thereby terminate the Executive’s term of service. Such discharge shall be effected by written notice (the “Discharge Notice”) to the Executive which shall (i) state that the Executive is being terminated for Cause, and (ii) specify the reasons for the Executive’s discharge and the effective date thereof. As used herein, the term for “Cause” shall mean that the Executive has (t) committed any act of willful misconduct, including fraud, in connection with his employment by the Company; (u) materially breached any provision of this Agreement, which breach has not been cured within 10 business days after receiving written notice of such breach; (v) failed, refused or neglected, other than by reason of a Total Disability (as defined in Section 5(b)), to timely perform any material duty or obligation under this Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within 10 business days after receiving written notice thereof; (w) been formally indicated for a crime involving moral turpitude, dishonesty, fraud or unethical business conduct; (x) violated a fiduciary obligation to the Company; (y) been determined by a governmental body or other appropriate authority to have violated any material law or regulation that is applicable to the Company’s businesses, or entered into a consent order concerning a violation of any material law or regulation that is applicable to the Company’s businesses; or (z) become the subject of an SEC action or administrative proceeding which has been commenced against him. Upon a cure of the acts set forth in subsections (u) or (v) by the Executive within the 10 business day cure period to the reasonable satisfaction of the Board, such event shall no longer constitute Cause for purposes of this Agreement. Upon termination of the Executive’s employment for Cause pursuant to this Section 5(d), the Employment Term and all benefits hereunder shall terminate, except (a) that such discharge and termination shall not affect any vested rights that the Executive may have at the time of discharge and termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, or any other employee benefit program which rights shall continue to be governed by the provisions of such plans and arrangements, and (b) as otherwise provided in Sections 6 and 7 hereof (collectively, “Vested Benefits”).

(e) By the Company Without Cause. The Company may terminate the Employment Term at any time without Cause effective upon written notice to the Executive.

(f) By the Executive for Good Reason. The Executive may terminate the Employment Term at any time for Good Reason by written notice to the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (w) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with this authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement; (x) the failure of the Board to elect the Executive to the office of President of the Company; (y) the Company, the Board or any person controlling the Company requires the Executive to relocate his principal place of employment to a location outside of a fifty mile radius from its current location, over the objection of the Executive unless such relocation is as the result of exigent circumstances as determined by the Board; or (z) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of the Company not later than the effective date of such transaction. In the event that the Executive elects to terminate the Employment Term for Good Reason, the

Executive shall notify the Company in writing of the grounds for such termination within thirty (30) days of the commencement of such condition and the Company shall have twenty (20) days from the receipt of such notice to cure such condition.

(g) By the Executive or Company due to Change of Control. In the event that the Company undergoes a “Change of Control” (as defined below), and any one of the following occurs: (i) Executive is terminated by the Company without Cause in connection with or following the Change of Control; (ii) the Executive is terminated by the Company without Cause or the Executive voluntarily terminates his employment for Good Reason and within one hundred eighty (180) days of the termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated; (iii) Executive voluntarily terminates his employment following a Change of Control, then this Agreement shall terminate and the Executive shall be entitled to a Change of Control payment and other benefits as set forth in Section 6(d). For purposes of this Agreement, “Change of Control” means (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (C) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change of Control (for example, the current Board has ten directors, a change of six directors shall constitute a Change of Control); (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Employer representing at least 50% of the total voting power represented by the Employer’s then outstanding voting securities (e.g., issued shares). The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary of the Company and (ii) a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

Section 6. Termination Payments and Benefits.

(a) Termination Due to Permanent Disability. In the event that the Employment Term is terminated due to the Total Disability of the Executive as described in Section 5(b), the Executive shall receive an amount equal to the Executive’s salary as is in effect at the effective date of termination for a period of six (6) months from the effective date of termination, pursuant to the Company’s normal payroll practices.

(b) Termination by the Executive Voluntarily; Termination by the Company For Cause. Upon any termination of the Employment Term either (i) voluntarily by the Executive (except if the Executive is voluntarily terminating the Employment Term in connection with or following a Change of Control or for Good Reason) or (ii) by the

Company for Cause, all payments, salary and other benefits hereunder shall cease at the effective date of termination, with the exception of Vested Benefits, if any, prorated to the date of the Executive’s termination and the reimbursement of proper expenses.

(c) Termination by the Company Without Cause; Termination by the Executive for Good Reason; Election not to Offer New Employment. In the event that (i) the Executive’s employment is terminated by the Company without Cause or (ii) the Executive’s employment is terminated by the Executive for Good Reason or (iii) the Company chooses not to offer further employment to the Executive beyond the Initial Term or any Renewal Term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement, and a Change of Control has not occurred, then, subject to Section 6(g), the following conditions shall apply:

(A) if the Employment Term is terminated by the Company without Cause, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 for a period of twelve (12) months, (2) an amount equal to two (2) times the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, payable over a period of twenty four (24) months from the effective date of termination, (3) the Pro-Rated Performance Bonus (as hereinafter defined) for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid and (4) two (2) times the average of the sum of (x) the Annual Adjusted IBIT Performance Bonus and (y) the annual Individual Goal Bonus paid by the Company to the Executive with respect to the two (2) immediately preceding years;

(B) if the Employment Term is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 for a period of twelve (12) months, (2) an amount equal to two (2) times the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, payable over a period of twenty four (24) months from the effective date of termination, (3) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid and (4) two (2) times the average of the sum of (x) the Annual Adjusted IBIT Performance Bonus and (y) the Annual Individual Goal Bonus paid by the Company to the Executive with respect to the two (2) immediately preceding years; and

(C) if the Company does not offer employment to the Executive beyond the Initial Term or any Renewal Term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement, then, subject to the provisions of this Agreement, upon the normal expiration of the Initial Term or any Renewal Term, as applicable, the Executive shall be entitled to receive (1) the benefits set forth in Section 4 for a period of twelve (12) months, (2) an amount equal to two (2) times the Executive’s Base Salary as in effect upon the expiration of the Initial Term or such Renewal Term, as applicable, payable over a period of 2 months from the expiration of the Initial Term or such Renewal Term, as applicable, pursuant to the Company’s normal payroll practices, and (3) the Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid.

For purposes of this Agreement, the “Pro-Rated Performance Bonus” for a particular fiscal year means that amount equal to the Performance Bonus for such fiscal year that would have been payable to the Executive by the Company for such fiscal year if this Agreement had not been terminated during such fiscal year times a fraction the numerator of which is the number of months elapsed during such fiscal year up to and including the month in which the termination of the Employment Term occurs and the denominator of which is 12.

(d) Termination by Executive or Company due to Change of Control. In the event that the Employment Term is terminated by Executive or the Company in connection with or following a Change of Control as described in Section 5(g), then, subject to Section 6(g), the Executive shall be entitled to receive: (i) a cash payment equal to 200% of the Executive’s annual Base Salary in effect at the effective date of the Change of Control; (ii) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; (iii) two (2) times the average of the sum of (x) the Annual Adjusted IBIT Performance Bonus and (y) the Annual Individual Goal Bonus paid by the Company to the Executive with respect to the two (2) immediately preceding years; (iv) the benefits set forth in Section 4 for a period of twelve (12) months; and (v) all of the Executive’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by the Company to the Executive on which any restrictions shall not have terminated shall immediately terminate. For the avoidance of doubt, in the event of a Change of Control, the Executive shall only be entitled to termination payments and benefits as provided under this Section 6(d) and shall not be entitled to any other termination or benefit payments under any other section of this Agreement. The Company shall make the payments and provide the benefits to be paid and provided under this Agreement; provided, however, if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or a similar or successor provision), the Company shall reduce such payments hereunder and such other payments to the extent necessary so that (A) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (B) by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The determination of whether the payments shall be reduced as provided in this Section 6(d) and the amount of such reduction shall be made at the Company’s expense by a public accounting firm retained by the Company at the time the calculation is to be performed, the selection of which is agreed to by the Executive, such agreement not to be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within twenty (20) business days of the payment of the initial installment of the

Change in Control payment to the Executive, or within such time as is administratively practical. The Executive may review these calculations for a period of twenty (20) days and may retain another accounting firm (at his own expense) for such review and submit objections during such twenty (20)-day review period.

(e) General. Without limiting the generality of the foregoing, in the event of any termination of the Employment Term , the Executive shall be entitled to the following amounts: (i) payment of his Base Salary accrued up to and including the date of termination of employment, (ii) payment in lieu of any accrued but unused vacation time, (iii) payment of any unreimbursed expenses and (iv) any unpaid Section 3(b) Bonus and/or Section 3(c) Bonus, including any Pro-Rated Performance Bonus, as well as the benefits provided for in Section 3(f) with respect to his stock options and restricted stock.

(f) No Other Benefits. Except as specifically provided in this Section 6, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination the Employment Term for any reason whatsoever.

(g) Release. Notwithstanding anything in this Section 6 to the contrary, in no event shall the Executive be entitled to receive any amounts, rights or benefits under this Section 6 unless the Executive executes a release of claims against the Company in a customary form prepared by, and acceptable to, the Company.

(h) No Mitigation; No Offset. In the event of any termination of the Employment Term by the Company without Cause or by the Executive for Good Reason or in connection with/or following a Change of Control, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

Section 7. Noncompetition; Nonsolicitation; and Nondisclosure.

(a) Noncompetition Covenant. During the Employment Term, the Executive will devote his full available business time and efforts to promoting and advancing the business of the Company. The Executive hereby agrees that during the Employment Term and for a period of one (1) year thereafter, he will not engage in, be employed by or participate in any way in any country which at the time of the Executive’s termination of employment with the Company, the Company is doing business any business that (i) the Company is engaging in, or is actively planning to engage in, on the effective date of the Executive’s termination (including without limitation, the sale, manufacture, distribution or marketing of any kitchenware, bakeware, pantry ware, cutlery, kitchen gadgets, flatware, home decor, picture frames or related products or the licensing of trademarks and brand names therefor) or (ii) accepts or holds a license, dealership, distributorship, franchise or similar arrangement as to any trademark or product as to which the Company is a licensee, licensor, dealer, distributor, franchisee or franchisor on the effective date of the Executive’s termination (which engagement, employment or participation includes, but is not limited to, acting as a director, officer, employee, agent, member, manager, managing member, independent contractor, partner, general partner, limited partner, consultant, representative, salesman, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, stockholder or creditor). Notwithstanding the foregoing, the Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of any company or entity that engages in a business that is the same or similar to that of the Company or of its parent entities (if any) or any of its subsidiaries or affiliates; provided, however, that (i) such equity securities are publicly traded on a securities exchange and (ii) the Executive’s aggregate holdings of such securities do not exceed at any time one (1%) percent of the total issued and outstanding equity securities of such company or entity.

(b) Nonsolicitation. The Executive agrees that during the Employment Term and for a period of one (1) year thereafter:

(i) Customers and Business. The Executive will not directly or indirectly, either for himself or for any other person, business, partnership, association, firm, corporation or company (A) call upon, solicit, divert or take away or attempt to solicit, divert or take away (1) any of the customers or prospective customers (i.e., those customers in existence or being solicited by the Company or any of the Subsidiaries at the time of the Executive’s termination of employment with the Company or within twelve (12) months prior thereto) or (2) any business of the Company or any of the Subsidiaries (i.e., those business arrangements concluded or being negotiated and/or developed by the Company or any of the Subsidiaries at the time of the termination of the Executive’s employment), or (B) otherwise induce or influence any such customer or prospective customer to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with the Company or any of the Subsidiaries.

(ii) Employees. The Executive, on behalf of himself, or any business, firm, corporation, partnership, association, company or any other entity other than the Company, will not solicit for employment, employ, engage, retain, discuss employment, recruit, attempt to recruit, hire or attempt to hire, or assist any other person to do so in any manner, any person who, within the prior twelve (12) months, was a director, officer, executive, consultant, advisor, representative or agent of the Company or any of the Subsidiaries, or encourage any such person to terminate his or her employment or other relationship with the Company or any of the Subsidiaries; provided, however, that the foregoing shall not prohibit general employment solicitations not specifically targeted at directors, officers, executives, consultants, advisors, representatives or agents of the Company or any of the Subsidiaries.

(c) Nondisclosure Obligation. The Executive acknowledges and agrees that the Company and the Subsidiaries own, control and have exclusive access to a body of existing technical knowledge and technology, and that the Company and the Subsidiaries have expended and are expending substantial resources in a continuing program of research, development and production with respect to their businesses. The Company and the Subsidiaries possess and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Company and the Subsidiaries, and/or in which property rights have been or will be assigned or otherwise conveyed to the Company and the Subsidiaries, which information has commercial value in the businesses in which the Company and the Subsidiaries are engaged including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public. All of the aforementioned information is hereinafter called “Confidential Information.” The Executive acknowledges that his employment by the Company creates a relationship of confidence and trust between the Executive and the Company and the Subsidiaries, and that by reason of such employment the Executive will come into possession of, contribute to, and have access to and knowledge of Confidential Information. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the businesses of the Company are international in scope, and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western hemisphere or Europe. In recognition of the foregoing, the Executive covenants and agrees that during the Employment Term and for five (5) years thereafter, the Executive will use and hold such Confidential Information solely for the benefit of the Company and the Subsidiaries and shall not use such Confidential Information for the Executive’s own benefit or for the benefit of any third party. The Executive shall not, directly or indirectly, disclose or reveal such Confidential Information, in any manner, to any person other than the Company’s executives unless such information is made or becomes public through disclosure of a party other than the Executive, or such disclosure is required by law and, then, to the extent practicable, only following prior written notice to the Company. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Confidential Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

Section 8. Non-Disparagement. The Company and the Executive covenant and agree that during the Employment Term and following termination of the Employment Term, neither party shall make any disparaging, false or abusive remarks or communications, written or oral, regarding the Executive, on the part of the Company, or the Company, the Company’s products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship, on the part of the Executive.

Section 9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 or 8 is likely to result in irreparable injury to the Company or the Executive, as the case may be, and that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedy it may have, each party shall be entitled to enforce the specific performance of this Agreement by the other party and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

Section 10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New York, New York by three (3) arbitrators. Except as otherwise expressly provided in this Section 10, the arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within the thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 10 shall not be construed to limit the Company’s or the Executive’s right to obtain equitable relief under this Agreement with respect to any matter or controversy subject to this Agreement, and, pending a final determination by the arbitrators with respect to any such matter or controversy, the Company and the Executive shall be entitled to obtain any such relief by direct application to a state, federal or other applicable court, without first being required to arbitrate such matter or controversy and without the necessity of posting a bond.

Section 11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company	Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, New York 11530
Attention: CEO

with a copy to	Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, New York 11530
Attention: Legal Department

If to the Executive	Mr. Daniel Siegel

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

Section 13. Tax Withholding. Section 409A. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding. This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”)

and shall in all respects be administered in accordance with 409A. The parties agree that, if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under 409A and its implementing regulations or guidance, the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including delaying payment of any severance to the earliest possible payment date which is consistent with 409A). In addition, to the extent that any regulations or guidance issued under 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under 409A, the Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under 409A, which amendment shall be reasonably determined in good faith by the Company and Executive and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of 409A. Notwithstanding anything in this Agreement to the contrary, payments or distributions may only be made under this Agreement upon an event and in a manner permitted by 409A or an applicable exemption. All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If upon Executive’s “separation from service” (within the meaning of 409A) from the Company, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Company shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after the Company receives written notice of Executive’s death. All such delayed payments shall be paid in a lump sum without accrual of interest. To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

Section 14. Miscellaneous.

(a) Modification. This Agreement may not be amended or revised except by a writing signed by the parties.

(b) Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations.

(c) Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(d) Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles. Subject to Section 10, any legal action or proceeding brought with respect to any of the provisions of this Agreement shall be brought in the state or federal courts located in New York, New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Agreement, then the Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

(e) Entire Agreement; Termination of Prior Employment Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Any employment agreement or offer of employment between the Executive and the Company shall automatically terminate and be of no force and effect on the Effective Date hereunder and neither the Company nor any of its affiliates nor the Executive shall have any liability or obligation whatsoever under or arising out of any prior employment agreement between the Company and the Executive.

(f) No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Chief Operating Officer

/s/ Daniel Siegel
Daniel Siegel

EXHIBIT A

Lifetime Brands, Inc.

President

POSITION SUMMARY

The President is responsible for providing strategic leadership and direction to the Company by working with the CEO, COO, Board of Directors and each business division to establish long-range goals, strategies, plans and policies.

REPORTS TO: CEO and COO

DUTIES AND RESPONSIBILITIES

•	Create and execute the Company’s strategic plan by identifying the strategic priorities in order to grow the business. This includes monitoring the progress through the use of comprehensive metrics.

•	Responsible for the Company’s international operations, including its international investments and joint ventures.

•	Provide leadership and guidance to the research and design center for all business divisions.

•	Create new brands that may be marketed throughout the world

•	Balance owned brands, licensed brands and private label

•	Deliver quality brands that are effectively engineered

•	Oversee all marketing related efforts, including but not limited to the following:

•	Corporate website development

•	Brand-specific website development (non-transactional)

•	Tradeshow and event planning designed to market brands/products to customers

•	Protect the integrity of the brand as it relates to packaging, color, and quality

•	Deliver products through online retail channels

•	Lead the sales team (domestically and internationally):

•	Formulate and execute strategy for delivering existing and new products to new markets, through existing channels

•	Identify and strategize new market opportunities and channels for existing and new products

•	Direct Global Trend and Analysis

•	Remain ahead of the market to deliver products that are trend right

•	Be an industry leader in understanding our customer base

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